Exhibit 10.31

          THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ANY KIND. SUCH AN OFFER OR SOLICITATION
         WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

                          EXCHANGE AND VOTING AGREEMENT


         THIS EXCHANGE AND VOTING AGREEMENT (this "AGREEMENT") is dated as of March 15, 2001, by and among Dairy Mart Convenience Stores, Inc., a Delaware corporation ("DMC"), and the Noteholders of DMC listed on Schedule I attached hereto (together with their respective successors, transferees and assigns, each a "NOTEHOLDER" and, collectively, the "NOTEHOLDERS").

         WHEREAS, in connection with a contemplated merger of DM Acquisition Corp. ("ACQUIROR") with and into DMC, pursuant to an Agreement and Plan of Merger dated the date hereof by and between DMC and the Acquiror (the "MERGER AGREEMENT"), DMC desires to exchange those certain notes (the "NOTES") issued pursuant to the Amended and Restated Indenture by and among DMC, its subsidiaries listed therein and First Bank N.A., as Trustee, dated as of December 1, 1995 (the "INDENTURE"), for a combination of cash, notes and warrants, as described in the term sheet (the "TERM SHEET") attached hereto as Exhibit A (the "EXCHANGE");

         WHEREAS, in order to facilitate the Exchange, DMC intends to deliver, in writing, to each holder of the Notes an Offer to Exchange and Consent Solicitation (the "SOLICITATION") requesting it to tender its Notes in the Exchange and consent to the amendment of the Indenture (the "AMENDED INDENTURE"), all in accordance with the Term Sheet;

         WHEREAS, in anticipation of the Solicitation, DMC desires to enter into this Agreement (this Agreement is the "LOCKUP AGREEMENT" referred to in the Term Sheet) with the Noteholders, representing in the aggregate approximately 70% of the aggregate principal amount of the Notes, in order to, among other things, obtain their agreement to tender their Notes in the Exchange and to agree on its own behalf to effect the Exchange and to consummate the transactions contemplated in the Merger Agreement;

         WHEREAS, the Noteholders desire to enter into this Agreement and confirm their agreement to tender their Notes in the Exchange and to consent to the amendment of the Indenture in accordance with the Term Sheet; and

         WHEREAS, each of DMC, the Noteholders, and Acquiror have reviewed, or have had the opportunity to review, with the assistance of professional and legal advisors of their choosing, the proposed terms of the transactions contemplated in the Term Sheet (such transactions constituting, the "RESTRUCTURING").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE 1.

                         THE EXCHANGE; AMENDED INDENTURE

Section 1.01  COVENANTS.

         (a) VOTING AND SUPPORT OF EXCHANGE AND AMENDED INDENTURE. Each of the Noteholders agrees that, if the terms of the documents implementing the Restructuring are consistent with the Term Sheet and this Agreement has not been terminated in accordance with its terms, it shall (i) tender its Notes in the Exchange and vote to amend the Indenture as requested and to adopt the Amended Indenture, (ii) refrain from, directly or indirectly, supporting or consenting to any other restructuring, exchange, consent solicitation, sale or acquisition relating to DMC or its affiliates, (iii) permit DMC to disclose the existence and material terms of this Agreement in any solicitation or related document without disclosing the identity or individual holding of any Noteholder, subject to the provisions of Article 4 of this Agreement, unless required by law or by order of a court of competent jurisdiction, and (iv) not instruct the Indenture Trustee to take any action that is inconsistent with the terms and conditions of this Agreement and, if the Indenture Trustee takes or threatens any such action, direct the Indenture Trustee not to take such action.

         (b) TRANSFER OF NOTES. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Noteholder to sell, assign, pledge, transfer or otherwise dispose of any of the Notes it holds or manages. Each Noteholder agrees that, during the term of this Agreement, it shall not sell, assign, pledge, transfer or otherwise dispose of any of the Notes it holds or manages unless and until the transferee delivers to the transferor and DMC, prior to or contemporaneously with the effective date of such transfer, a written agreement or acknowledgement whereby such transferee has assumed all obligations of the transferor hereunder. In the event that other holders of Notes subsequently join in the transactions contemplated by this Agreement, such holders shall agree in writing at the time they join to be bound by this Agreement in its entirety without revision, and also shall provide DMC with the principal amount of the Notes held for inclusion on the respective signature page.

         (c) MUTUAL ASSURANCES. DMC and the Noteholders hereby covenant to one another to use their reasonable best efforts, as expeditiously as possible and during the term of this Agreement, to perform their respective obligations under this Agreement and take all the actions necessary to consummate the Restructuring. The parties further agree to take such other actions as are reasonably necessary and appropriate to carry out the foregoing and to effectuate the Exchange and evidence the Noteholders' vote including, but not limited to, the execution and delivery of an exchange agreement, transmittal letters, written consents or other documents containing customary terms and provisions. DMC hereby covenants to use its reasonable best efforts to perform its obligations, as expeditiously as possible, under the Merger Agreement and take all actions necessary to consummate the transactions contemplated by the Merger Agreement.

         (d) PREPARATION OF RESTRUCTURING DOCUMENTS

                 (i) DMC shall prepare the solicitation documents necessary to effectuate the Exchange, all documentation related thereto or required thereunder, all of which shall be prepared and contain provisions consistent with the Term Sheet; and

                (ii) The Noteholders shall prepare the new indenture pursuant to which DMC will issue the New Senior Secured Subordinated Notes to be received by Noteholders in the Exchange consistent with the terms thereof set forth in the Term Sheet.


                                   ARTICLE 2.

                               TERMINATION EVENTS

Section 2.01 TERMINATION BY NOTEHOLDERS. This Agreement shall terminate and all of the obligations of DMC and the Noteholders shall be of no further force or effect in the event that any of the following occurs (each, a "TERMINATION EVENT"):

        (a) immediately and automatically upon the giving of written notice of termination by those Noteholders holding a majority of the Notes listed on Schedule I hereto to DMC if:

                 (i) DMC fails to make the scheduled March 15, 2001 interest payment to Noteholders in accordance with the Indenture;

                (ii) DMC fails to either (x) make the scheduled March 15, 2001 $20 million payment due under the Credit Agreement dated as of December 28, 1999, as amended (the "CREDIT AGREEMENT"), currently in effect between DMC and Citizens Bank of Connecticut ("CITIZENS"), as agent to the syndicate of banks named therein, or (y) enter into a written amendment, waiver or forbearance agreement with Citizens whereby Citizens agrees to either (1) permanently waive or remove the condition described in the preceding clause (x), or (2) forbear from asserting any rights or remedies it may have in connection with any default under the preceding clause (x) under the Credit Agreement or otherwise taking action against DMC with respect thereto at least until August 31, 2001;

               (iii) DMC fails to file its preliminary proxy materials with the United States Securities and Exchange Commission (the "SEC") by April 30, 2001;

                (iv) DMC fails to close both the Exchange and the merger of DMC and Acquiror, as contemplated in the Merger Agreement and pursuant to the specific terms thereof without material change, as well as all financing and vendor transactions contemplated in the Merger Agreement, and in each case do so by August 31, 2001; or

                 (v) Prior to the closing of the Exchange and the merger of DMC and Acquiror if (x) the projected total liabilities of DMC immediately after such closing, calculated in accordance with generally accepted accounting principles consistently applied, as certified by a duly authorized officer of DMC and of Acquiror to the Noteholders within 10 business days prior to the termination date of the Exchange announced in the Solicitation, exceeds $234,000,000 (which number shall be subject to upward adjustment for changes or conditions affecting convenience store chains generally or regionally or changes in the financial markets or economic, tax or regulatory conditions generally or regionally), (y) the E&Y Report (as defined below) projects EBITDA for DMC for the twelve months following such closing ("Pro Forma EBITDA") to be less than $20,000,000, or (z) if the E&Y Report is dated prior to thirty days before the termination date of the Exchange announced in the Solicitation, the Company and Acquiror shall fail to deliver to the Noteholders within 10 business days prior to such termination date, a certificate from a duly authorized officer of DMC and of Acquiror that Pro Forma EBITDA (assuming the methodology of the E&Y Report) is $20,000,000 or greater. "E&Y Report" shall mean the certain report being prepared by Ernst & Young LLP in connection wit the merger of DMC and Acquiror for the benefit of The Provident Bank, that is to be delivered after the date hereof and prior to closing; or

        (b) five (5) business days after the Noteholders holding a majority of the Notes listed on Schedule I hereto have delivered written notice of termination to DMC that DMC has materially breached an obligation of DMC under this Agreement, and such failure remains uncured at the conclusion of such period.

        Section 2.02 TERMINATION BY DMC. This Agreement shall terminate and all of the obligations of DMC and the Noteholders shall be of no further force or effect in the event that any of the following occurs (each, also a "TERMINATION EVENT").

                  (a) immediately and automatically upon the giving of written notice of termination by DMC to counsel for the Noteholders if the fiduciary duties of DMC, as reasonably determined by the Board of Directors of DMC upon the advice of counsel, require the termination of this Agreement to implement another restructuring transaction; and

                  (b) five (5) business days after DMC has delivered written notice of termination to counsel for the Noteholders that this Agreement has been materially breached by Noteholder(s) owning or controlling with the power to vote 20% of the aggregate face amount of the Notes, and such failure remains uncured at the conclusion of such period.

                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES

     Section 3.01 (a) Each party represents and warrants to the other parties that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) its execution, delivery and performance of this Agreement are within the power and authority of such party and have been duly authorized by such party and that no other approval or authorization is required, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the rights or remedies of creditors generally, and (iv) none of the execution and delivery of this Agreement or compliance with the terms and provisions hereof will violate, conflict with or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject.

         (b) Each of the Noteholders further represents and warrants to DMC, as to itself, that (i) it is the owner of, and/or the investment advisor or manager (with the absolute power to vote, transfer, and dispose of the Notes on behalf of the owners of such Notes) of accounts for the holders or beneficial owners of, the aggregate principal amount of the Notes set forth on its respective signature page, (ii) the respective aggregate principal amount of Notes set forth on its respective signature page is true and correct as of the date hereof
(iii) except as contemplated herein, it has not transferred, assigned or otherwise disposed of, or entered into any agreement (whether written or oral) to transfer, assign or otherwise dispose of, its right, title and interest in and to the Notes which it holds, and (iv) upon delivery of such Notes to DMC on the consummation of the Exchange, DMC shall acquire all right, title and interest to such Notes, free and clear of any lien, claim, encumbrance or other restriction.

         (c) DMC represents and warrants to the Noteholders that there are no actions, suits, claims, proceedings or, to their knowledge, investigations pending or, to their knowledge, threatened against DMC or any of its current or former directors or officers that would give rise to a material claim for indemnification against DMC by any of such directors or officers under applicable law or the certificate of incorporation and/or by-laws of DMC.

         (d) DMC represents and warrants to the Noteholders as follows:

                 (i) SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by DMC or any of its subsidiaries with the SEC since December 31, 1997 (as such documents have since the time of their filing been amended or supplemented, the "DMC SEC REPORTS"), are all the documents (other than preliminary material) that DMC and its subsidiaries were required to file with the SEC since such date. As of their respective dates, the DMC SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES Act"), or the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the DMC SEC Reports (the "DMC FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to DMC and its subsidiaries taken as a whole)) the consolidated financial position of DMC and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

                (ii) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the DMC SEC Reports filed prior to the date of this Agreement, (a) since October 28, 2000, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on DMC and its subsidiaries taken as a whole, other than events, changes or effects that (i) are caused by general economic conditions in any region in which DMC and its subsidiaries conduct business or conditions affecting the types of businesses operated by DMC and its subsidiaries, which conditions do not affect DMC and its subsidiaries in a disproportionate manner, or (ii) are related to or result from the execution and delivery of this Agreement or from any action or inaction on the part of the Noteholders or any of their respective affiliates, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, which is incorporated herein by reference, in conjunction with the Merger Agreement (as that term is defined in the Merger Agreement), between such date and the date hereof (i) DMC and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and
                           (ii) neither DMC nor any of its subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b) of the Merger Agreement.

                  (iii) ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the balance sheet for the period ended October 28, 2000 included in the DMC Financial Statements or as disclosed in
                           Section 3.07 of the Company Disclosure Letter in conjunction with the Merger Agreement, neither DMC nor any of its subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of DMC and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to DMC and its subsidiaries taken as a whole.

                  (e) The Noteholders have no actual knowledge of any breach of any of DMC's representations or warranties contained herein.


                                   ARTICLE 4.

                                 CONFIDENTIALITY

Section 4.01 CONFIDENTIALITY. Unless required by law or by order of a court of competent jurisdiction, the parties shall not, directly or indirectly, use or disclose to any person any information relating to the transactions contemplated hereby, including without limitation, the existence of this Agreement or the Term Sheet or of any transactions contemplated therein including the Exchange, the Amended Indenture and Acquiror's acquisition by merger of DMC, provided that the parties may disclose such information to their legal counsel and other advisors in connection with their negotiation and evaluation of the transactions contemplated hereby and to other holders of Notes not a party hereto in connection with attempts to gain their consent to the Exchange and the Amended Indenture, subject in each case to their agreement to be bound by this covenant.

Section 4.02 PUBLIC ANNOUNCEMENT. No party hereto shall make any announcement regarding the subject matter of this Agreement to which the other parties hereto shall reasonably object. Each party shall afford the other parties hereto a reasonable opportunity to review and comment upon each announcement proposed to be made by it prior to the release thereof.

Section 4.03 DISCLOSURE OF INDIVIDUAL HOLDING. Unless required by applicable law or regulation or by order of a court of competent jurisdiction, DMC shall not disclose the principal amount of Notes held by any individual Noteholder without the prior written consent of such Noteholder, provided, however, that DMC may disclose such information to its directors, officers, employees, attorneys, accountants, financial advisors and other agents and representatives. If the disclosure of such information is so required by law, DMC shall afford the affected Noteholder a reasonable opportunity to review and comment upon any such disclosure. If DMC is requested in any proceeding to disclose any such information, it shall give reasonable notice to such Noteholder of such request so that it may seek an appropriate protective order. The foregoing shall not prohibit DMC from disclosing the aggregate principal amount of Notes held by the Noteholders as a group.

                                   ARTICLE 5.

                                  MISCELLANEOUS

Section 5.01 DOCUMENTATION SATISFACTORY. All agreements, documents and instruments relating to this Agreement, the Exchange, the Solicitation and the merger of DMC and Acquiror, shall be reasonably satisfactory to each party hereto. The Noteholders shall receive advance copies of all relevant documents and papers relating to these transactions as they may reasonably request.

Section 5.02 SPECIFIC PERFORMANCE. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any material breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive relief or other equitable relief as a remedy for any such breach. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

Section 5.03 RESERVATION OF RIGHTS. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of any of the parties hereto to protect and preserve its rights, remedies and interests, including, without limitation, the claims of each of the Noteholders against DMC. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than in a proceeding to enforce its terms or relating to a party's material breach of its obligations hereunder.

Section 5.04 FEES AND EXPENSES. During the term of this Agreement, DMC shall pay the reasonable and actual fees and expenses of the Noteholders' counsel, in accordance with the terms of the letter agreement dated as of December __, 2000. Notwithstanding anything herein to the contrary, DMC's termination of such letter agreement shall be deemed a termination of the Noteholders' obligations hereunder.

Section 5.05 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by all parties hereto.

Section 5.06 SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. Without in any manner limiting the scope, extent or effect of the foregoing, the respective Noteholders shall not transfer, assign or otherwise dispose of their right, title and interest in and to, as applicable, the Notes, except in accordance with section 1.01(b) hereof. Nothing in the Agreement, express or implied, shall give to any person or entity, other than the parties hereto, any benefit or any legal or equitable right, remedy, or claim under this Agreement. The parties intend that there shall be no third-party beneficiaries of or to this Agreement.

Section 5.07 NOTICES. In addition to any notice requirement set forth in any indenture or other agreement, any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

                  (a)      if to DMC, to:
                           Dairy Mart Convenience Stores, Inc.
                           One Dairy Mart Way
                           300 Executive Parkway West
                           Hudson, Ohio 44236
                           Attn: Mr. Gregory G. Landry
                           Fax: (330) 342-6872

                           with a copy to:

                           Milbank, Tweed, Hadley & McCloy LLP
                           One Chase Manhattan Plaza
                           New York, New York 10005-1413
                           Attn: Roland Hlawaty, Esq. and Dennis F. Dunne, Esq.
                           Fax: (212) 530-5219

                  1.       if to the Noteholders, to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           590 Madison Avenue
                           New York, New York  10022
                           Attention:  Stephen B. Kuhn, Esq. and Ira Dizengoff,
                              Esq.
                           Fax: 212-872-1002.

                  2.       If to the Acquiror, to:

                           Baker & Hostetler LLP
                           3200 National City Center
                           1900 East 9th Street
                           Cleveland, Ohio  44114-3485
                           Attn:  Phillip Callesen, Esq.
                           Fax: 216 696-0740

Section 5.10 HEADINGS. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to internal conflicts of law principles.

Section 5.08 COUNTERPARTS. This Agreement may be executed in counterparts in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective as against DMC upon the delivery to DMC of executed counterparts by holders of Notes in the aggregate face amount of at least $61 million.

         Section 5.11 TERM SHEET. The provisions of the Term Sheet are incorporated herein and are made a part of this Agreement and any reference to the Agreement herein shall be deemed to include a reference to the Term Sheet. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Term Sheet.

         Section 5.12 PROFESSIONAL ADVICE OBTAINED. Each of the Parties has received independent legal and professional advice from advisors of its choice with respect to the provisions hereof and the advisability of entering into the agreements set forth herein. Prior to the execution hereof, each of the Parties and their applicable advisors reviewed the Agreement.

         Section 5.13 FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         Section 5.14 NO CONSIDERATION FOR VOTES. The parties hereto hereby acknowledge that no consideration has been paid or shall be due or paid to the Noteholders for their agreement to tender their Notes in the Exchange, to vote to amend the Indenture, or to take any other action contemplated by this Agreement, other than DMC's obligation to use its reasonable best efforts to effectuate the transactions contemplated herein.

         Section 5.15 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

                           HIGH YIELD PORTFOLIO, A SERIES OF INCOME TRUST


                               By: /s/ Peter J. Anderson
                                   ---------------------
                                     Name: Peter J. Anderson
                                     Title:   Vice President of Income Trust

                           AXP BOND FUND, INC.


                               By: /s/ Peter J. Anderson
                                   ---------------------
                                     Name: Peter J. Anderson
                                     Title: Vice Pres. of AXP Bond Fund, Inc.


                           AXP VARIABLE PORTFOLIO--EXTRA INCOME
                           FUND, A SERIES OF AXP VARIABLE PORTFOLIO
                           INCOME SERIES, INC.


                               By: /s/ Peter J. Anderson
                                   ---------------------
                               Name: Peter J. Anderson
                               Title: Vice Pres. of AXP Variable Portfolio
                                      Income Series, Inc.



                           ING CAPITAL ADVISORS, INC.
                               By:  AMERICAN EXPRESS ASSET
                                    MANAGEMENT GROUP, INC.
                                    its authorized Signatory


                               By: /s/ Peter J. Anderson
                                   ---------------------
                               Name: Peter J. Anderson
                               Title: Chairman of the Board



                           Aeriel CBO, LIMITED
                               By:  AMERICAN EXPRESS ASSET
                                    MANAGEMENT GROUP, INC.
                                    its authorized Signatory

                               By: /s/ Peter J. Anderson
                                   ---------------------
                                    Name: Peter J. Anderson
                                    Title: Chairman of the Board

                               MW Post Advisory Group


                               By: /s/ Alan Schweitzer
                                   ---------------------
                                   Name: Alan Schweitzer
                                   Title: Managing Director

                           PAM CAPITAL FUNDING, LP
                               By: HIGHLAND CAPITAL MANAGEMENT LP,
                               as Collateral Manager


                               By: /s/ James Dondero
                                   ---------------------
                                   Name: James Dondero, CFA, CPA
                                   Title: President, Highland Capital
                                          Management, L.P.







                           PAMCO CAYMAN LTD.
                               By: HIGHLAND CAPITAL MANAGEMENT LP,
                               as Collateral Manager


                               By: /s/ James Dondero
                                   ---------------------
                                   Name: James Dondero, CFA, CPA
                                   Title: President, Highland Capital
                                          Management, L.P.





                           ML CBO IV (CAYMAN) LTD.
                               By: HIGHLAND CAPITAL MANAGEMENT LP,
                               as Collateral Manager


                               By: /s/ James Dondero
                                   ---------------------
                                   Name: James Dondero, CFA, CPA
                                   Title: President, Highland Capital
                                          Management, L.P.

                           DAIRY MART CONVENIENCE STORES, INC.


                                By: /s/ Gregory G. Landry
                                   ---------------------
                                Name: Gregory G. Landry
                                Title: Exec. V.P.



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                                   SCHEDULE 1
                                   ----------

                                   Noteholders


NAME

High Yield Portfolio, a series of Income Trust
AXP Bond Fund, Inc.
AXP Variable Portfolio--Extra Income Fund,
         A Series of AXP Variable
         Portfolio Income Series, Inc.
ING Capital Advisors, Inc.
Aeriel CBO, Ltd.
MW Post Advisory Group
PAM Capital Funding, LP
PAMCO Cayman Ltd.
ML CBO IV (Cayman) Ltd.

Aggregate Principal Amount of
Notes held by such entities as a group                            $61,950,000.00